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                                                                      EXHIBIT 21

                  SUBSIDIARIES OF METATEC INTERNATIONAL, INC.

Metatec Worldwide, Inc., an Ohio Corporation

Metatec International B.V., a Netherlands corporation

META Holdings, LLC, an Ohio Limited Liability Company

META Management, LLC, an Ohio Limited Liability Company



03/21/00